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                                                                    EXHIBIT 99.1

PRESS RELEASE

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SMITH INTERNATIONAL, INC.
P.O. BOX 60068
HOUSTON, TX 77205-0068
WEBSITE ADDRESS:  smith-intl.com

FOR IMMEDIATE RELEASE
August 31, 1998


CONTACT:      JOHN J. KENNEDY                        GUY T. MARCUS
              SMITH INTERNATIONAL, INC.              HALLIBURTON
              SR. VICE PRESIDENT & CFO               VP - INVESTOR RELATIONS
              (281) 443-3370                         (214) 978-2691


                  HALLIBURTON COMPLETES SALE OF M-I INTEREST TO
                            SMITH INTERNATIONAL, INC.


         DALLAS, Aug. 31, 1998 -- Halliburton Company (NYSE: HAL) and Smith International, Inc., (NYSE, PSE: SII) jointly announce today that Smith International has completed the purchase of Halliburton's 36 percent ownership interest in M-ILLC for $265 million. M-I is a leading supplier of drilling and completion fluid products/systems, services and equipment to the worldwide petroleum industry. Smith now owns 100 percent of M-I; Smith owned a 64 percent majority interest prior to today's purchase.

         The purchase price was paid by Smith in the form of a non-interest bearing promissory note due 240 days after closing. All of M-I's debt will remain an obligation of M-I. This transaction will complete Halliburton's commitment to sell its M-I interest in connection with its pending merger with Dresser Industries, Inc. (NYSE: DI) which is expected to close this fall.

         Smith International, Inc. is a leading worldwide supplier of premium products and services to the oil and gas exploration, production and petrochemical industries through its five principal business units - M-I Fluids, M-I SWACO, Smith Bits, Smith Drilling & Completions and Wilson Supply.

         Halliburton Company is one of the world's largest diversified energy services, engineering, maintenance, and construction companies. Founded in 1919, Halliburton provides a broad range of energy services and products, industrial and marine engineering and construction services.